Exhibit 99(J)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 160 to the Registration Statement (Form N-1A, No. 002-97596) of VanEck Funds and to the incorporation by reference of our reports dated February 26, 2019 on Emerging Markets Fund, Global Hard Assets Fund and International Investors Gold Fund (three of the funds constituting VanEck Funds) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2018.

/s/ Ernst & Young

New York, New York

September 5, 2019